Exhibit 99.1

STAAR Surgical Announces Resolution of FDA Warning Letter

MONROVIA, CA, June 20, 2018---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye announced today that it received a close-out letter from the U.S. Food and Drug Administration (FDA) on June 19, 2018 lifting a Warning Letter dated May 21, 2014.

“The lifting of the Warning Letter is the result of a comprehensive remediation program that not only addressed the issues raised by the FDA in the 2014 Warning Letter, but included the assessment, remediation and upgrade of all aspects of STAAR’s quality systems to assure compliance with Quality System Regulations (QSR),” said Caren Mason, President and CEO. “We have steadfastly initiated and promoted a Culture of Quality which emphasizes prevention and accountability throughout the organization. We are committed to continuing and strengthening this companywide emphasis on excellence”.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO Visian ICL™ product line. More than 800,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 350 full-time equivalent employees and markets lenses in over 75 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: compliance with QSR and any assumptions underlying or related thereto. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2017 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the Visian Toric ICL).

CONTACT:	Investors & Media:

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100